Exhibit 10.17

December 29, 2014

Stephen P. Sarno

11 Memory Lane

North Reading, MA 01864

Dear Steve:

As we have discussed, the purpose of this letter agreement (the “Agreement”) is to confirm the terms regarding your transition services and separation of employment from Exa Corporation (the “Company”). As more fully set forth below, the Company desires to provide you with the opportunity to transition from the Company and receive severance pay and benefits in exchange for certain agreements by you.

1.        Separation of Employment. Your employment with the Company will terminate on January 9, 2015 (the “Separation Date”). From the date of this letter until the Separation Date, you will focus your attention and best efforts on transitioning your current duties to other Company personnel as directed by the Company’s CFO and CEO. You will conduct yourself at all times in a professional manner with respect to your interactions with Company personnel and third parties. On the Separation Date, you will receive your regular pay plus the value of your unused vacation earned through that date. You acknowledge that from and after the Separation Date, you will have no authority and will not represent yourself as an employee, officer or agent of the Company.

2.        Additional Transition Assistance. During the period between the Separation Date and February 10, 2015, you will be available by email and telephone within 1 business day of the request to answer questions and to provide information in connection with the transitioning of your duties and the transfer of knowledge to designated Exa F&O contacts as outlined in Exhibit A. During this period your focus will be on supporting the FY 2015 year end close, revenue reviews and 10K support as well as and any related reporting and analysis. During February 10 and March 25 or the filing of the Company’s FY 2015 10K, which ever is sooner, you will be available to provide consultative support related to the development and filing of the 10K as requested by the Company and outlined in Exhibit A.

3.        Transition payment. Subject to your execution and non-revocation of this Agreement, and subject to your compliance with its terms, the Company agrees to pay you a one time transition payment of $100,000, less all required local, state, federal and other employment-related taxes and deductions (the “Transition Pay”), in the regular payroll cycle on the February 20, 2015 pay date.

4.        COBRA. You understand your legal right, pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), after the Separation Date and upon timely completion of the appropriate forms, to continue at your own expense, your medical and dental insurance coverage. Subject to your execution and non-revocation of this Agreement, should you elect COBRA continuation coverage, for the three-month period immediately following the Separation Date or until you obtain alternative health insurance coverage, whichever date is earlier, the Company shall continue to make the same premium contribution applicable to you as of the Separation Date.

5.        Covenants by You. You expressly acknowledge and agree to the following:

(a)        that no later than February 10th, you will return to the Company, and will not retain, any and all Company files, documents and other confidential information (and any copies thereof in any form or media) and property, including without limitation, any cell phone, hand-held computer device, keys, key cards and vehicles, you will however maintain access to your computer and you understand and agree that you will not receive the Severance until you have done so;

(b)        that you reaffirm and will abide by the Intellectual Property Protection and Assignment Agreement previously signed by you and attached hereto (the “IPPA”) and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(c)        that for a period of one year after the Separation Date, you will not, on your own behalf, or as owner, manager, stockholder, consultant, director, officer, or employee of any business entity other than the Company, directly or indirectly hire, attempt to hire, or induce or solicit to be hired, as an employee or consultant or in any other capacity, any employee or exclusive consultant of the Company (or any person who may have been employed or engaged as a consultant exclusively by the Company during the term of your employment by the Company), or assist in such hiring by any other person or business entity or encourage any such employee or consultant to terminate his or her employment or consultancy relationship with the Company, you may however hire former employees of the Company that were categorized as involuntary terminations from the Company;

(d)        that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and the Company and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law);

(e)        that you and the Company will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of you and the Company (and its officers, directors and managers) including, but not limited to, any statements that disparage any such person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you and the Company will not engage in any conduct which is intended to harm professionally or personally the reputation of you or the Company (and its officers, directors and managers);

(f)        that the breach of any of the foregoing covenants or of the terms of the IPPA by either party shall constitute a material breach of this Agreement and shall relieve the impacted party of any further obligations hereunder and, in addition to any other legal or equitable remedy available to either party, shall entitle the Company to recover any Severance Pay already paid to or for you pursuant to Section 1 of this Agreement; and

(g)        that all of the Company’s rights under this Agreement will inure to the benefit of the Company’s successors and assigns.

6.        Equity. You acknowledge and agree that the terms of the Incentive Stock Option Agreements which you previously signed (the “Option Agreements”) are hereby incorporated by reference into this Agreement and shall remain in effect after the execution of this Agreement. Accordingly, you may exercise any stock options which have vested as of the Separation Date pursuant to the terms of the Option Agreements and the relevant stock option plan document(s).

7.        Release of Claims.

(i) You hereby agree and acknowledge that by signing this Agreement and accepting the severance pay and benefits discussed in Sections 3 and 4, you are waiving your right to assert any and all forms of legal Claims against the Company1/ of any kind whatsoever, arising from the beginning of time through the date you execute this Agreement. With the sole and limited exceptions set forth in paragraph (ii) below, for purposes of this Section 7 the words “Claim” and “Claims” are intended to be as broad as the law allows and to mean: any and all charges, complaints and other form of action against the Company, seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, including, without limitation:

(a)        Claims under any Massachusetts (or any other state) or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date you sign this Agreement), including the federal Age Discrimination Employment Act and Mass. Gen. L. c. 151B;

(b)        Claims under any other Massachusetts (or any other state) or federal employment related statute, regulation or executive order (as they may have been amended through the date you sign this Agreement), including the Massachusetts Wage Act, Mass. Gen. L. c. 149, section 148 et seq. and the Massachusetts overtime pay law, Mass. Gen. L. c. 151, section 1A, et seq.;

(c)        Claims under any Massachusetts (or any other state) or federal common law theory; and

(d)        any other Claims arising under other state or federal law.

(ii)        Notwithstanding the foregoing, this Section 7 shall not release the Company from any obligation expressly set forth in this Agreement, and does not preclude you from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”), but you will not be entitled to any monetary or other relief from the EEOC or from any Court as a result of litigation brought on the basis of or in connection with such charge.

1/

For purposes of this Section, the term “Company” includes Exa Corporation and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with Exa Corporation), parents, subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

(iii)        You expressly acknowledge and agree that, but for providing the foregoing release of Claims, you would not be receiving the Severance Pay and Benefits being provided to you under the terms of this Agreement.

8.        Acknowledgements. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

9.        Executing and Understanding this Agreement. You acknowledge that you are waiving and releasing any rights under the Age Discrimination in Employment Act of 1967 (the “ADEA”) and that this waiver and release is knowing and voluntary. You understand that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you are already entitled. You further acknowledge notice by this writing that:

(a)        You may consult with an attorney prior to executing this Agreement;

(b)        You have up to twenty-one (21) calendar days within which to consider this Agreement;

(c)        You have seven (7) calendar days following your execution of this Agreement to revoke the Agreement;

(d)        This Agreement shall not be effective until the seven (7) day revocation period has expired; and

(e)        In order to revoke this Agreement, you must deliver written notice of such revocation to Michelle Burnett on or before 11:59 p.m. Eastern Daylight Time of the seventh calendar day following the date you sign the Agreement.

10.        Indemnification by the Company. The Company shall indemnify you to the fullest extent permitted by the Delaware General Corporation Law for any acts or omissions allegedly made by you while you serve or have served as the Company’s Vice President of Finance and Chief Accounting Officer or as the Company’s Interim Chief Financial Officer. Without limiting the generality of the foregoing, the Company shall indemnify you to the fullest extend provided for in Article XI of the Amended and Restated By-Laws of the Company, to the same extent and in the same manner as if you had served as a director of the Company. The Company acknowledges and agrees that the rights under the Certificate of Incorporation and By-laws vested upon the commencement of your service as the Company’s Vice President of Finance and Chief Accounting Officer and Interim Chief Financial Officer. The Company will not amend its Certificate of Incorporation or its By-laws in any way that would result in any reduction in your indemnification rights as they existed during your time of employment with the Company. Moreover, the Company acknowledges that you serve and have served as an officer or employee at the direction or request of the Company.

This Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

Please acknowledge your understanding and agreement with the foregoing by countersigning this Letter Agreement and returning it to the Company no later than January 13, 2015.

Very truly yours,

Exa Corporation

By:	/s/ Michelle Burnett
Michelle Burnett
Vice President of Human Resources

Confirmed and Agreed:

/s/ Stephen P. Sarno
Stephen P. Sarno

Dated:	December 29, 2014